UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

The New York Times Company

(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2017, The New York Times Company (the “Company”) entered into agreements (the “Agreements”) with Massachusetts Mutual Life Insurance Company (“MassMutual”) relating to two of the Company’s pension plans, The New York Times Companies Pension Plan and The Retirement Annuity Plan for Craft Employees of The New York Times Company (collectively, the “Pension Plans”).

Under the Agreements, the Company will purchase from MassMutual group annuity contracts with respect to the Pension Plans and transfer to MassMutual the future benefit obligations and annuity administration for certain retirees (or their beneficiaries) under the Pension Plans (the “Transferred Participants”). The pension benefit obligations and annuity administration for approximately 3,800 Transferred Participants will be transferred to MassMutual and, beginning January 1, 2018, MassMutual will irrevocably guarantee the pension benefits of the Transferred Participants.

This arrangement is part of the Company’s continued effort to manage the overall size and volatility of its pension plan obligations, and the administrative costs related thereto. By transferring these obligations to MassMutual, the Company expects to reduce its qualified pension plan obligations by approximately $225 million.

The transactions contemplated by the Agreements are subject to closing conditions that are customary for transactions of this nature. The Company expects to finalize the transactions by early 2018. The purchase of the group annuity contracts is being funded through existing assets of the Pension Plans’ respective trusts, including proceeds from a discretionary contribution described in Item 8.01 below. As a result of the Agreements, the Company expects to recognize a pension settlement charge of approximately $95 million before tax in the fourth quarter of 2017. This charge represents the acceleration of deferred charges currently accrued in accumulated other comprehensive income.

A press release announcing the Agreements is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Some of the statements included in this Current Report on Form 8-K, particularly those regarding the expected financial impact of the transactions contemplated by the Agreements, are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted. Factors that could cause actual results to differ include, but are not limited to: the successful closing of the transactions contemplated by the Agreements within the estimated timeframe; our ability to realize the expected benefits from the transactions; and the amount and timing of the expected settlement charge. They also include other risks detailed from time to time in the Company’s publicly filed documents, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2016. Any forward-looking statements are and will be based upon the Company’s then current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 8.01 Other Events.

On October 20, 2017, the Company made a $100 million aggregate discretionary contribution to the Pension Plans as part of the Company’s ongoing effort to manage the funded status of the Pension Plans. This contribution was funded by cash on hand.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	The New York Times Company Press Release, dated October 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: October 24, 2017	By:	/s/ Diane Brayton
Diane Brayton
Executive Vice President, General Counsel and Secretary